Exhibit 3.1

Note: This Amended and Restated Charter reflects all separate amendments on file with the Secretary of State of Tennessee.



                          AMENDED AND RESTATED CHARTER
                              OF STORAGE USA, INC.


                  Pursuant to the provisions of Section 48-20-106 of the Tennessee Business Corporation Act, the undersigned corporation hereby adopts the following Amended and Restated Charter:

      1. Name. The name of the Corporation is Storage USA, Inc. (the "Corporation").

      2.   Perpetual Existence.  The duration of the Corporation is perpetual.

      3. Principal Office. The address of the Corporation's principal office is 10 Corporate Center, Suite 400, Columbia, Maryland 21044.

      4.   For Profit.  The Corporation is for profit.

      5. Corporate Purposes. The purposes for which the Corporation is organized are to carry on any business permitted corporations and to have an exercise all powers conferred upon corporations by the laws of the State of Tennessee, including, without limitation, the rental of self-service storage units to the public.

      6. Authorized Capital Stock. The total number of shares of stock which the Corporation has authority to issue is one hundred fifty million (150,000,000) shares of common stock, one-cent ($0.01) par value per share, which shall be designated "Common Stock", and five million (5,000,000) shares of preferred stock, one-cent ($0.01) par value per share, which shall be designated "Preferred Stock".

              6.1. Preferred Stock. The Preferred Stock may be issued from time to time by the Board of Directors of the Corporation, in such series and with such preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or other provisions as may be fixed by the Board of Directors.

              6.2. Common Stock. The following is a description of the preferences, conversion and other rights, voting rights, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of the Common Stock of the Corporation:

                        (a) Voting Rights. Subject to the provisions of Paragraph 12.5 hereof regarding Excess Shares (as defined herein), each share of Common Stock shall have one (1) vote and, except as otherwise provided in respect of any class or series of Preferred Stock hereafter classified or reclassified, the exclusive voting power for all purposes shall be vested in the holders of the Common Stock on all matters permitted or required by the Tennessee Business Corporation Act.

                        (b) Payment of Dividends. Subject to the provisions of law and any preferences of any class or series of Preferred Stock hereafter classified or reclassified, dividends, including dividends payable in shares of another class of the Corporation's stock, may be paid on the Common Stock of the Corporation at such times and in such amounts as the Board of Directors may deem advisable out of the assets of the Corporation legally available therefor.

                        (c) Rights Upon Dissolution of Corporation. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of Common Stock then outstanding shall be entitled, after payment or provision for payment of the debts and other liabilities of the Corporation and the amount to which the holders of any class or series of Preferred Stock hereafter classified or reclassified shall be entitled, to share ratably in the net assets of the Corporation.

       7. Registered Office and Registered Agent. The address of the Corporation's registered office is 880 Ridge Lake Blvd., Suite 105, Memphis, Shelby County, Tennessee 38120, and the name of its registered agent at that office is Dean Jernigan.

       8.  Directors.

                8.1. Number and Qualification. The Corporation shall have a Board of Directors consisting of not less than three (3) nor more than nine (9) members unless otherwise determined from time to time by resolution adopted by the affirmative vote of at least eighty percent (80%) of the members of the Board of Directors. However, the number of directors shall never be less than the minimum number required by the Tennessee Business Corporation Act. A director need not be a shareholder of the Corporation or a resident of the State of Tennessee.

                8.2. Election of Directors. Directors shall be elected at the annual meeting of shareholders to succeed those Directors whose terms have expired and to fill any vacancies thus existing. Directors shall hold their offices for terms of one year and until their successors are elected and qualified. Any Director may be removed from office at a meeting called expressly for that purpose by the vote of shareholders holding not less than a majority of the shares entitled to vote at an election of Directors. Any vacancy occurring in the Board of Directors may be filled by the affirmative vote of the majority of the remaining Directors though less than a quorum of the Board of Directors.

                8.3. Independent Directors. Notwithstanding anything herein to the contrary, at all times (except during a period not to exceed sixty (60) days following the death, resignation, incapacity or removal from office of a director prior to the expiration of such director's term of office) a majority of the Board of Directors shall be comprised of persons who are not officers or employees of the Corporation or Affiliates (as defined below) of i)" (i) any advisor to the Corporation under an advisory agreement, ii)" (ii) any lessee of any property of the Corporation, iii)" (iii) any subsidiary of the Corporation, or iv)" (iv) any partnership which is an Affiliate of the Corporation. For purposes of this Paragraph 8.3, a)" (a) an "Affiliate" of a person shall mean
i)" (i) any person that, directly or indirectly, controls or is controlled by or is under common control with such person, ii)" (ii) any other person that owns, beneficially, directly or indirectly, five percent (5%) or more of the outstanding capital stock, shares or equity interests of such person, or iii)"
(iii) any officer, director, employee, partner or trustee of such person or any person controlling, controlled by or under common control with such person (excluding trustees and persons serving in similar capacities who are not otherwise an Affiliate of such person), b)" (b) the term "person" shall mean and include individuals, corporations, general and limited partnerships, stock companies or associations, joint ventures, associations, trusts, banks, trust companies, land trusts, business trusts, or other entities and governments and agencies and political subdivisions thereof, and c)" (c) "control" (including the correlative meanings of the terms "controlled by" and "under common control with"), as used with respect to any person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, through the ownership of voting securities, partnership interests or other equity interests.

               8.4. Amendment of Paragraph. Notwithstanding any other provisions of this Charter or the Bylaws of the Corporation (and notwithstanding that some lesser percentage may be specified by law, this Charter or the Bylaws of the Corporation), the provisions of this Paragraph 8 shall not be amended, altered, changed or repealed without the affirmative vote of at least eighty percent (80%) of the members of the Board of Directors or the affirmative vote of the holders of not less than seventy-five percent (75%) of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting separately as a class.

      9. Limitation on Liability to Shareholders. To the maximum extent that Tennessee law in effect from time to time permits limitation of the liability of directors and officers, no director or officer of the Corporation shall be liable to the Corporation or its shareholders for money damages. Neither the amendment nor repeal of this provision, nor the adoption or amendment of any other provision of the Charter or Bylaws inconsistent with this provision, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

     10. Indemnification; Insurance. The Corporation shall indemnify and advance expenses to a director, officer, employee or agent of the Corporation in connection with a proceeding to the fullest extent permitted by and in accordance with Tennessee Code Annotated ss.ss. 48-18-501 et seq., as amended. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation or who, while a director, officer, employee or agent of the Corporation is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against liability asserted against or incurred by such person in that capacity or arising from such person's status as a director, officer, employee or agent, whether or not the Corporation would have power to indemnify such person against the same liability under the provisions of Tennessee Code Annotated ss.ss. 48-18-501 et seq., as amended.

     11. REIT Status. The Corporation shall seek to elect and maintain status as a real estate investment trust ("REIT") under Sections 856-860 of the Internal Revenue Code of 1986, as amended (the "Code"). It shall be the duty of the Board of Directors to ensure that the Corporation satisfies the requirements for qualification as a REIT under the Code, including, but not limited to, the ownership of its outstanding stock, the nature of its assets, the sources of its income, and the amount and timing of its distributions to its shareholders.

      12.   Restrictions on Transfer.

           12.1. Definitions. For the purposes of this Paragraph 12 the following terms shall have the following means:

                  "Affiliate" shall have the meaning ascribed thereto in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as in effect on March 19, 1996.

                  "Beneficial Ownership" shall mean, except as provided below in the following sentence, ownership of Shares by a Person who would be treated as an owner of such Shares either directly or constructively through the application of Section 544 of the Code, as modified by
         Section 856(h)(1)(B) of the Code. The terms "Beneficial Owner," "Beneficially Owns," "Beneficially Own" and "Beneficially Owned" shall have the correlative meanings.

                  "Charitable Beneficiary" shall mean an organization or organizations described in Sections 170(b)(1)(A) and 170(c) of the Code and identified by the Board of Directors as the beneficiary or beneficiaries of the Excess Share Trust.

                  "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

                  "Common Stock" shall mean the Corporation's Common Stock as may be authorized and issued from time to time pursuant to Paragraph 6.

                  "Excess Shares" shall mean Shares resulting from an exchange described in Section 12.3 of this Paragraph 12.

                  "Excess Share Trust" shall mean the trust created pursuant to Section 12.3 and Section 12.15 of this Paragraph 12.

                  "Excess Share Trustee" shall mean a person, who shall be unaffiliated with the Corporation, any Purported Beneficial Transferee and any Purported Record Transferee, identified by the Board of Directors as the trustee of the Excess Share Trust.

                  "Market Price" shall mean the last reported sales price, regular way, reported on the New York Stock Exchange for Shares on the trading day immediately preceding the relevant date, or if not then traded on the New York Stock Exchange, the last reported sales price, regular way, for Shares on the trading day immediately preceding the relevant date as reported on any exchange or quotation system over or through which such Shares may be traded, or if not then traded over or through any exchange or quotation system, then the market price of such Shares on the relevant date as determined in good faith by the Board of Directors.

                  "Non-U.S. Person" shall mean any Person who is not a)" (a) a citizen or resident of the United States, b)" (b) a partnership created or organized in the United States or under the laws of the United States or any state therein (including the District of Columbia), c)"
         (c) a corporation created or organized in the United States or under the laws of the United States or any state therein (including the District of Columbia), or d)" (d) any estate or trust (other than a foreign state or foreign trust, within the meaning of Section 7701(a)(31) of the Code).

                  "Ownership Limit" shall initially mean 9.8%, in number of Shares or value, of any class of the outstanding Shares, after any adjustment as set forth in Section 12.10 of this Paragraph 12, shall mean such greater percentage of the outstanding Shares as so adjusted.

                  "Person" shall mean an individual, corporation, partnership, estate, trust (including a trust qualified under Section 401(a) or 501(c)(17) of the Code), portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of
         Section 509(a) of the Code, joint stock company or other entity.

                  "Preferred Stock" shall mean the Corporation's Preferred Stock as may be authorized and issued from time to time pursuant to Paragraph 6.

                  "Purported Beneficial Transferee" shall mean, with respect to any purported Transfer which results in Excess Shares, as defined below in Section 12.3 of this Paragraph 12, the beneficial holder of the Excess Shares, if such Transfer had been valid under Section 12.2 of this Paragraph 12.

                  "Purported Record Transferee" shall mean, with respect to any purported Transfer which results in Excess Shares, as defined below in
         Section 12.3 of this Paragraph 12, the record holder of the Excess Shares, if such Transfer had been valid under Section 12.2 of this Paragraph 12.

                  "REIT" shall mean a real estate investment trust under Section 856 of the Code.

                  "REIT Provisions of the Code" means Sections 856 and 860 of the Code and any successor or other provisions of the Code relating to real estate investment trusts (including provisions as to the attribution of ownership of beneficial interests therein) and the regulations promulgated thereunder.

                  "Restriction Termination Date" shall mean the first day on which the Board of Directors determines that it is no longer in the best interests of the Corporation to attempt to, or continue to, qualify as a REIT.

                  "Shares" shall mean the shares of either the Common Stock or the Preferred Stock.

                  "Special Shareholder" shall mean Security Capital U.S. Realty, Security Capital Holdings S.A. and any Affiliate of Security Capital U.S. Realty and/or Security Capital Holdings S.A., or to the extent permitted by Section 5.2 of the Strategic Alliance Agreement, any bona fide financial institution.

                  "Special Shareholder Limit" shall mean 37.5% of the outstanding Shares of the Corporation; provided, however, that if any Person shall be given the right to Beneficially Own more than 37.5% of the outstanding Shares of the Corporation, the definition of "Special Shareholder Limit" shall be revised in accordance with Section 5.8 of the Strategic Alliance Agreement; provided, further, that if, as the result of any Special Shareholder's Beneficial Ownership Shares, any Person who is an individual within the meaning of Section 542(a)(2) of the Code (taking into account the ownership attribution rules under Section 544 of the Code, as modified by Section 856(h) of the Code) and who is the Beneficial Owner of any interest in a Special Shareholder would be considered to Beneficially Own more than 9.8% of the outstanding Shares, the Special Shareholder Limit shall be reduced to such percentage as would result in such Person not being considered to Beneficially Own more than 9.8% of the outstanding Shares. Notwithstanding anything contained herein to the contrary, in no event shall the Special Shareholder Limit be reduced below the Ownership Limit.

                  "Stock Purchase Agreement" shall mean the Stock Purchase Agreement dated as of March 1, 1996, by and among the Corporation, Security Capital Holdings S.A., and Security Capital U.S. Realty, as the same may be amended from time to time.

                  "Strategic Alliance Agreement" shall mean that Strategic Alliance Agreement dated as of March 19, 1996, by and among the Corporation, Guardian Partnership, L.P., Security Capital Holdings S.A., and Security Capital U.S. Realty, as the same may be amended from time to time.

                  "Transfer" shall mean any sale, transfer, gift, assignment, devise or other disposition of Shares (including a)" (a) the granting of any options or entering into any agreement for the sale, transfer or other disposition of Shares, b)" (b) the sale, transfer, assignment or other disposition of any securities or rights convertible into or exchangeable for Shares, but excluding the exchange of Units, debt or any security of the Corporation for Shares and c)" (c) any transfer or other disposition of any interest in Shares as a result of a change in the marital status of the holder thereof), whether voluntary or involuntary, whether of record, constructively or beneficially and whether by operation of law or otherwise. The terms "Transfers" and "Transferred" shall have the correlative meanings.

                  "Units" shall mean units of any partnership that are convertible into Shares.

          12.2    Ownership Limitation.

                        (a) Except as provided in Section 12.12 and 12.20 of this Paragraph 12 and subject to clause (f) of this Section 12.2, no Person or Persons acting as a "group," as that term is used for purposes of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as in effect on March 19, 1996 (other than a Special Shareholder), shall Beneficially Own Shares in excess of the Ownership Limit.

                         (b) Except as provided in Section 12.12 and Section
12.20 of this Paragraph 12 and subject to clause (f) of this Section 12.2, any Transfer that, if effective, would result in any Person (other than a Special Shareholder) Beneficially Owning Shares in excess of the Ownership Limit shall be void ab initio as to the Transfer of such Shares which would be otherwise Beneficially Owned by such Person in excess of the Ownership Limit; and the intended transferee shall acquire no rights in such Shares.

                          (c) Except as provided in Section 12.12 and Section
12.20 of this Paragraph 12 and subject to clause (f) of this Section 12.2, until the Restriction Termination Date, any Transfer that, if effective, would result in any Special Shareholder Beneficially Owning Shares in excess of the applicable Special Shareholder Limit shall be void ab initio as to the Transfer of such Shares which would be otherwise Beneficially Owned by such Special Shareholder in excess of the applicable Special Shareholder Limit; and such Special Shareholder shall acquire no rights in such Shares.

                           (d) Except as provided in Section 12.12 and Section
12.20 of this Paragraph 12 and subject to Clause (f) of this Section 12.2, until the Restriction Termination Date, any Transfer that, if effective, would result in the Shares being Beneficially Owned (as provided in Section 856(a) of the Code) by less than 100 Persons (determined without reference to any rules of attribution) shall be void ab initio as to the Transfer of such Shares which would be otherwise Beneficially Owned (as provided in Section 856(a) of the Code) by the Transferee; and the intended Transferee shall acquire no rights in such Shares.

                           (e) Subject to Section 12.12 of this Paragraph 12,
until the Restriction Termination Date, any Transfer that, if effective, would result in the Corporation being "closely held" within the meaning of Section 856(h) of the Code shall be void ab initio as to the Transfer of the Shares which would cause the Corporation to be "closely held" within the meaning of
Section 856(h) of the Code; and the intended transferee shall acquire no rights in such Shares.

                           (f) Nothing   contained  in  this   Paragraph  12
shall preclude the settlement of any transaction entered into through the facilities of the New York Stock Exchange. The fact that the settlement of any transaction is permitted shall not negate the effect of any other provision of this Paragraph 12 and any transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this Paragraph 12.

                 12.3. Excess Shares.

                           (a) If,  notwithstanding  the other  provisions
contained in this Paragraph 12, at any time prior to the Restriction Termination Date, there is a purported Transfer such that i)" (i) any Person (other than a Special Shareholder) would Beneficially Own Shares in excess of the applicable Ownership Limit or ii)" (ii) any Special Shareholder would Beneficially Own Shares in excess of the applicable Special Shareholder Limit, then, except as otherwise provided in Section 12.12 of this Paragraph 12, Shares directly owned by such Person or Special Shareholder, as the case may be, shall be automatically exchanged for an equal number of Excess Shares until such Person or Special Shareholder, as the case may be, does not own Shares in excess of the applicable Ownership Limit or Special Shareholder Limit, and such Excess Shares shall be automatically transferred to the Excess Share Trust described in
Section 12.15 of this Paragraph 12. Such exchange and transfer shall be effective as of the close of business on the business day prior to the date of the purported Transfer. If, after exchanging all of the Shares owned directly by a Person or Special Shareholder such Person or Special Shareholder still owns Shares in excess of the applicable Ownership Limit or Special Shareholder Limit, Shares Beneficially Owned by such Person or Special Shareholder shall be exchanged for an equal number of Excess Shares until such Person or Special Shareholder, as the case may be, does not own Shares in excess of the applicable Ownership Limit or Special Shareholder Limit, and such Excess Shares shall be automatically transferred to the Excess Share Trust described in Section 12.15 of this Paragraph 12. Where such Person or Special Shareholder owns Shares constructively or beneficially through one or more Persons and the Shares held by such other Persons must be exchanged for an equal number of Excess Shares, the exchange of Shares by such other Persons shall be pro rata.

                          (b) If,  notwithstanding  the other  provisions
contained in this Paragraph 12, at any time prior to the Restriction Termination Date, there is a purported Transfer of Shares or any sale, transfer, gift, assignment, devise or other disposition of shares or other interests of a direct or indirect shareholder of the Corporation which, if effective, would cause the Corporation to become "closely held" within the meaning of Section 856(h) of the Code, then any Shares being Transferred which would cause the Corporation to be "closely held" within the meaning of Section 856(h) of the Code (rounded up to the nearest whole Share) shall be automatically exchanged for an equal number of Excess Shares, and such Excess Shares will be automatically transferred to the Excess Share Trust described in Section 12.15 of this Paragraph 12. Such designation and transfer shall be effective as of the close of business on the business day prior to the date of the purported Transfer. If, after the exchange of any such Shares, the Corporation is still "closely held" within the meaning of Section 856(h) of the Code, any individual whose Beneficial Ownership of Shares in the Corporation increased as a result of the sale, transfer, gift, assignment, devise or other disposition of shares or other interests of a direct or indirect shareholder of the Corporation and is one of the five individuals who caused the Corporation to be "closely held" within the meaning of Section 856(h) of the Code, shall exchange Shares owned directly for an equal number of Excess Shares until the Corporation is not "closely held" within the meaning of
Section 856(h) of the Code, and such Excess Shares will be automatically transferred to the Excess Share Trust described in Section 12.15 of this Paragraph 12. Where several similarly situated individuals exist, the exchange shall be pro rata. If, after applying the foregoing provisions, the Corporation is still "closely held" within the meaning of Section 856(h) of the Code, any Shares constructively owned by such individuals shall be exchanged for Excess Shares, on a pro rata basis among similarly situated individuals, until the Corporation is not "closely held" within the meaning of Section 856(h) of the Code, and such Excess Shares will be automatically transferred to the Excess Share Trust described in Section 12.15 of this Paragraph 12.

                         (c)  If,  at any time  prior to the  Restriction
Termination Date, an event other than a purported Transfer (an "Event") occurs which would (i) cause any Person (other than a Special Shareholder) to Beneficially Own Shares in excess of the Ownership Limit or ii)" (ii) cause a Special Shareholder to Beneficially Own Shares in excess of the Special Shareholder Limit, then, except as otherwise provided in Section 12.12 of this Paragraph 12, Shares Beneficially Owned by such Person or Special Shareholder, as the case may be, shall be automatically exchanged for an equal number of Excess Shares to the extent necessary to eliminate such excess ownership, and such Excess Shares will be automatically transferred to the Excess Share Trust described in Section 12.15 of this Paragraph 12. Such exchange and transfer shall be effective as of the close of business on the business day prior to the date of the Event. In determining which Shares are exchanged, Shares Beneficially Owned by any Person who caused the Event to occur shall be exchanged before any Shares not so held are exchanged. Where several similarly situated Persons exist, the exchange shall be pro rata. If any Person is required to exchange Shares pursuant to this Clause (c) of this Section 12.3 of this Paragraph 12, such Person shall first exchange Shares, directly held by such Person before exchanging Shares Beneficially Owned. Where such Person or Special Shareholder owns Shares constructively through one or more Persons and the Shares held by such other Persons must be exchanged for an equal number of Excess Shares, the exchange of Shares by such other Persons shall be pro rata.

               12.4. Prevention of Transfer. If the Board of Directors or its designee shall at any time determine in good faith that a Transfer has taken place in violation of Section 12.2 of this Paragraph 12 or that a Person intends to acquire or has attempted to acquire Beneficial Ownership (determined without reference to any rules of attribution) of any Shares in violation of Section
12.2 of this Paragraph 12, the Board of Directors or its designee shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer, including, but not limited to, refusing to give effect to such Transfer on the books of the Corporation or instituting proceedings to enjoin such Transfer; provided, however, that any Transfers or attempted Transfers in violation of Section 12.2 of this Paragraph 12 shall automatically result in the designation and treatment described in Section 12.3 of this Paragraph 12, irrespective of any action (or non-action) by the Board of Directors.

               12.5.   Affidavits of Proposed Transferees; Notice to
Corporation.

                         (a)  Whenever the Board of Directors  deems it to be
prudent in protecting the tax status of the Corporation as a REIT under the Code and regulations issued under the Code, the Board of Directors may require to be filed with the Corporation a statement or affidavit from each proposed transferee of shares of capital stock of the Corporation setting forth the number of such shares already owned by the transferee and any related Person(s) specified in the form prescribed by the Board of Directors for that purpose. Any contract for the sale or other transfer of shares of capital stock of the Corporation shall be subject to this provision.

                         (b)  Any Person who  acquires or attempts to acquire
Shares in violation of Section 12.2 of this Paragraph 12, or any Person who is a transferee such that Excess Shares result under Section 12.3 of this Paragraph 12, shall immediately give written notice or, in the event of a proposed or attempted Transfer, give at least 30 days prior written notice to the Corporation of such event and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer or attempted Transfer on the Corporation's status as a REIT.

               12.6. Information for Corporation. Prior to the Restriction Termination Date:

                        (a) every Beneficial Owner of more than 5% (or such other percentage, between 1/2 of 1% and 5%, as provided in the income tax regulations promulgated under the Code) of the number or value of outstanding Shares of the Corporation shall, within 30 days after January 1 of each year, give written notice to the Corporation stating the name and address of such Beneficial Owner, the number of Shares Beneficially Owned, and a description of how such Shares are held. Each such Beneficial Owner shall provide to the Corporation such additional information as the Corporation may reasonably request in order to determine the effect, if any, of such Beneficial Ownership on the Corporation's status of REIT.

                         (b)  each  Person  who is a  Beneficial  Owner of
Shares and each Person (including the shareholder of record) who is holding Shares for a Beneficial Owner shall provide to the Corporation in writing such information with respect to direct, indirect and constructive ownership of Shares as the Board of Directors deems reasonably necessary to comply with the provisions of the Code applicable to a REIT, to determine the Corporation's status as a REIT, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

                12.7. Other Action by Board. Subject to Section 12.2 of this Paragraph 12, nothing contained in this Paragraph 12 shall limit the authority of the Board of Directors to take such other action as it deems necessary or advisable to protect the Corporation and the interests of its shareholders by preservation of the Corporation's status as a REIT, provided, however, that no provision of this Section 12.7 shall preclude the settlement of any transaction entered into through the facilities of the New York Stock Exchange.

                12.8. Ambiguities. In the case of an ambiguity in the application of any of the provisions of this Paragraph 12, including any definition contained in Section 12.1, the Board of Directors shall have the power to determine the application of the provisions of this Paragraph 12 with respect to any situation based on the facts known to it.

                12.9. Modification of Special Shareholder Limits. The Special Shareholder Limit may be modified as follows:

                          (a) The Special  Shareholder Limit shall be increased,
from time to time, whenever there is an increase in the percentage Beneficial Ownership of the Shares (or any other capital stock) of the Corporation by a Special Shareholder due to any event other than the purchase of Shares (or any other capital stock) of the Corporation by such Special Shareholder, by an amount equal to such percentage increase multiplied by the Special Shareholder Limit.

                          (b) Subject to the  limitations  provided in Section
12.11 of this Paragraph 12, the Board of Directors may grant options which result in Beneficial Ownership of Shares by a Special Shareholder pursuant to an option plan approved by the Board of Directors and/or the shareholders. Any such grant shall increase the Special Shareholder Limit for the affected Special Shareholder to the maximum extent possible under Section 12.11 to permit the Beneficial Ownership of the Shares issuable upon the exercise of such option.

                         (c)  Subject to the  limitations  provided in Section
12.11 of this Paragraph 12, a Special Shareholder may elect to participate in a dividend reinvestment plan approved by the Board of Directors which results in Beneficial Ownership of Shares by such participating Special Shareholder and any comparable reinvestment plan of any partnership, wherein those Special Shareholders holding Units are entitled to purchase additional Units. Any such participation shall increase the Special Shareholder Limit for the affected Special Shareholder to the maximum extent possible under Section 12.11 of this Paragraph 12 to permit Beneficial Ownership of the Shares acquired as a result of such participation.

                         (d) The Board of  Directors  will  reduce  the  Special
Shareholder Limit for any Special Shareholder after any Transfer permitted in this Paragraph 12 by such Special Shareholder by the percentage of the outstanding Shares so Transferred or after the lapse (without exercise) of an option described in Clause (b) of this Section 12.9 of this Paragraph 12 by the percentage of the Shares that the option, if exercise, would have represented, but in either case no Special Shareholder Limit shall be reduced to a percentage which is less than the Ownership Limit.

                         (e) The Board of  Directors  may reduce the Special
Shareholder  Limit  pursuant to Section 5.8 of the Strategic Alliance Agreement.

                12.10. Increase or Decrease in Ownership Limit. Subject to the limitations provided in Section 12.11 of this Paragraph 12, the Board of Directors may from time to time increase or decrease the Ownership Limit; provided, however, that any decrease may only be made prospectively as to subsequent holders (other than a decrease as a result of a retroactive change in existing law that would require a decrease to retain REIT status, in which case such decrease shall be effective immediately).

                12.11. Limitations on Changes on Special Shareholder and Ownership Limits.

                         (a)  Neither the  Ownership  Limit nor the Special
Shareholder Limit may be increased (nor may any additional Special Shareholder Limit be created) if, after giving effect to such increase (or creation), five Beneficial Owners of Shares (including all of the then Special Shareholders) who are individuals within the meaning of Section 542(a)(2) of the Code could Beneficially Own, in the aggregate, more than 49.9% in number or value of the outstanding Shares.

                         (b)  Prior to the modification of any Special
Shareholder Limit or Ownership Limit pursuant to Sections 12.9 or 12.10 of this Paragraph 12, the Board of Directors may require such opinions of counsel, affidavits, undertakings or agreements as it may deem necessary or advisable in order to determine or ensure the Corporation's status as a REIT.

                          (c) No Ownership Limit may be increased to a
percentage which is greater than 9.8%.

               12.12. Waivers by the Board. The Board of Directors, with a ruling from the Internal Revenue Service, an opinion of counsel to the effect that such exemption will not result in the Corporation being "closely held" within the meaning of Section 856(h) of the Code, or such other evidence as the Board of Directors deems necessary in its sole discretion, may exempt, on such conditions and terms as the Board of Directors deems necessary in its sole discretion, a Person from the Ownership Limit or the Special Shareholder Limit, as the case may be, if the Board of Directors obtains such representations and undertakings from such Person as the Board of Directors may deem appropriate and such Person agrees that any violation or attempted violation will result in, to the extent necessary, the exchange of Shares held by such Person for Excess Shares in accordance with Section 12.3 of this Paragraph 12.

                12.13. Legend. Each certificate for Shares in the Board of Directors' discretion, may bear substantially the following legend:

                  The securities represented by this certificate are subject to restrictions on ownership and transfer for the purpose of the Corporation's maintenance of its status as a real estate investment trust under the Internal Revenue Code of 1986, as amended. No person may 1)" (1) except as otherwise provided pursuant to the Articles of Amendment to the Charter of the Corporation, Beneficially Own Shares in excess of 9.8% (or such greater or lesser percentage as may be determined by the Board of Directors of the Corporation) of the number or value of any class of the outstanding Shares of the Corporation (unless such Person is a Special Shareholder), 2)" (2) Beneficially Own Shares that would result in the Corporation's being "closely held" (within the meaning of Section 856(h) of the Code) or the Corporation's having less than 100 shareholders (as determined for purposes of Section 856(a)(5) of the Code), or 3)" (3) unless such Person is a Special Shareholder, Beneficially Owns Shares if as a result thereof the Corporation would fail to qualify as a "domestically controlled REIT" (within the meaning of Section 897(h)(4) of the Code) (determined assuming that the Special Shareholders are Non-U.S. Persons and own a percentage (by value) of the Corporation's Shares corresponding to 37.5%). Separate restrictions set forth in Paragraph 12 of the Amended and Restated Charter apply to Special Shareholders. Any Person who attempts or proposes to Beneficially Own Shares in excess of the above limitations must notify the Corporation in writing at least 30 days prior to such proposed or attempted Transfer. All capitalized terms in this legend have the meanings defined in the Amended and Restated Charter of the Corporations, a copy of which, including the restrictions on transfer, will be furnished to each shareholder on request and without charge. If the restrictions on transfer are violated, transfers causing such violations may be void ab initio and the securities represented hereby will be designated and treated as Excess Shares which will be held in trust by the Excess Share Trustee for the benefit of the Charitable Beneficiary.

                  12.14. Severability. If any provision of this Paragraph 12 or any application of any such provision is determined to be void, invalid or unenforceable by any court having jurisdiction over the issue, the validity and enforceability of the remaining provisions shall be affected only to the extent necessary to comply with the determination of such court.

                  12.15. Transfer of Excess Shares. Upon any purported Transfer that results in Excess Shares pursuant to Section 12.3 of this Paragraph 12, such Excess Shares shall be deemed to have been transferred to the Excess Share Trustee, as trustee of a special trust for the exclusive benefit of the Charitable Beneficiary or Charitable Beneficiaries to whom an interest in such Excess Shares may later be transferred pursuant to Section 12.3 of this Paragraph 12. Excess Shares so held in trust shall be issued and outstanding Shares of the Corporation. The Purported Record Transferee or Purported Record Holder shall have no rights in such Excess Shares except as provided in Section
12.18 of this Paragraph 12.

                 12.16. Distributions on Excess Shares. Any dividends (whether taxable as a dividend, return of capital or otherwise) on Excess Shares shall be paid to the Excess Share trust for the benefit of the Charitable Beneficiary. Upon liquidation, dissolution or winding up, the Purported Record Transferee shall receive the lesser of 1)" (1) the amount of any distribution made upon liquidation, dissolution or winding up or 2)" (2) the price paid by the Purported Record Transferee for the Shares, or if the Purported Record Transferee did not give value for the Shares, the Market Price of the Shares on the day of the event causing the Shares to be held in trust. Any such dividend paid or distribution paid to the Purported Record Transferee in excess of the amount provided in the preceding sentence prior to the discovery by the Corporation that the Shares with respect to which the dividend or distribution was made had been exchanged for Excess Shares shall be repaid to the Excess Share Trust for the benefit of the Charitable Beneficiary.

                  12.17. Voting of Excess Shares. The Excess Share Trustee shall be entitled to vote the Excess Share for the benefit of the Charitable Beneficiary on any matter. Any vote taken by a Purported Record Transferee prior to the discovery by the Corporation that the Excess were held in trust will be rescinded ab initio. The owner of the Excess Shares will be deemed to have given an irrevocable proxy to the Excess Share Trustee to vote the Excess Shares for the benefit of the Charitable Beneficiary.

                  12.18. Non-Transferability of Excess Shares. Excess Shares shall be transferable only as provided in this Section 12.18. At the direction of the Corporation, the Excess Share Trustee shall transfer the Shares held in the Excess Share Trust to a Person whose ownership of the Shares will not violate the Ownership Limit or Special Shareholder Limit. If such a transfer is made to a Person, the interest of the Charitable Beneficiary shall terminate and proceeds of the sale shall be payable to the Purported Record Transferee and to the Charitable Beneficiary. The Purported Record Transferee shall receive the lesser of 1)" (1) the price paid by the Purported Record Transferee for the Shares or, if the Purported Record Transferee did not give value for the Shares, the Market Price of the Shares on the day of the event causing the Shares to be held in trust, and 2)" (2) the price received by the Excess Share trust from the sale or other disposition of the Shares. Any proceeds in excess of the amount payable to the Purported Record Transferee will be paid to the Charitable Beneficiary. Prior to any transfer of any Excess Shares by the Excess Share Trustee, the Corporation must have waived in writing its purchase rights under
Section 12.19. It is expressly understood that the Purported Record Transferee may enforce the provisions of this Section against the Charitable Beneficiary.

                   If any of the foregoing restrictions on transfer of Excess Shares is determined to be void, invalid or unenforceable by any court of competent jurisdiction, then the Purported Record Transferee may be deemed, at the option of the Corporation, to have acted as an agent of the Corporation in acquiring such Excess Shares and to hold such Excess Shares on behalf of the Corporation.

                  12.19. Call by Corporation on Excess Shares. Excess Shares shall be deemed to have been offered for sale to the Corporation, or its designee, at a price per Share equal to the lesser of a)" (a) the price per Share in the transaction that created such Excess Shares (or, in the case of a devise, gift or other transaction in which no value was given for such Excess Shares, the Market Price at the time of such devise, gift or other transaction) and b)" (b) the Market Price of the Shares to which such Excess Shares relates on the date the Corporation, or its designee, accepts such offer (the "Redemption Price"). The Corporation shall have the right to accept such offer for a period of ninety days after the late of (x) the date of the Transfer which resulted in such Excess Shares and (y) the date the Board of Directors determines in good faith that a Transfer resulting in Excess Shares has occurred, if the Corporation does not receive a notice of such Transfer pursuant to Section 12.5 of this Paragraph 12, but in no event later than a permitted Transfer pursuant to and in compliance with the terms of Section 12.18 of this Paragraph 12. Unless the Board of Directors determines that it is in the interests of the Corporation to make earlier payments of all of the amount determined as the Redemption Price per Share in accordance with the preceding sentence, the Redemption Price may be payable at the option of the Board of Directors at any time up to but not later than the five years after the date the Corporation accepts the offer to purchase the Excess Shares. In no event shall the Corporation have an obligation to pay interest to the Purported Record Transferee.

                  12.20. Underwritten Offerings. The Ownership Limit shall not apply to the acquisition of Shares or rights, options or warrants for, or securities convertible into, Shares by an underwriter in a public offering; provided that the underwriter makes a timely distribution of such Shares or rights, options or warrants for, or securities convertible into, Shares.

                  12.21. Certain Transfers to Non-U.S. Persons Void. Any Transfer of shares of capital stock of the Corporation to any Person (other than a Special Shareholder) that results in the fair market value of the shares of capital stock of the Corporation owned directly or indirectly (within the meaning of Section 897(h)(4) of the Code) by Non-U.S. Persons to comprise 50% or more of the fair market value of the issued and outstanding shares of capital stock of the Corporation (determined assuming that the Special Shareholders are Non-U.S. Persons and own a percentage of the outstanding shares of capital stock of the Corporation (by value) equal to 37.5%), shall be void ab initio to the fullest extent permitted under applicable law and the intended Transferee shall be deemed never to have had an interest therein. If the foregoing provision is determined to be void or invalid by virtue of any legal decision, statute, rule or regulation, then the shares held or purported to be held by the Transferee shall, automatically and without the necessity of any action by the Board of Directors or otherwise, i)" (i) be prohibited from being voted at any time such securities result in the fair market value of the shares of capital stock of the Corporation owned directly or indirectly (within the meaning of Section 897(h)(4) of the Code) by Non-U.S. Persons to comprise 50% or more of the fair market value of the issued and outstanding shares of capital stock of the Corporation (determined assuming that the Special Shareholders are Non-U.S. Persons and own a percentage of the outstanding shares of capital stock of the Corporation (by value) equal to 37.5%), ii)" (ii) not be entitled to dividends with respect thereto, iii)" (iii) be considered held in trust by the Transferee for the benefit of the Corporation and shall be subject to purchase by the Corporation as set forth in Paragraph 12.19 hereof as though such Shares were Excess Shares, and iv)" (iv) not be considered outstanding for the purpose of determining a quorum at any meeting of stockholders.

                  12.22. Interpretation of REIT Qualifications. In applying the provisions of this Paragraph 12, the Board of Directors may take into account the lack of certainty in the REIT provisions of the Code relating to the ownership of stock that may prevent a corporation from qualifying as a REIT and may make interpretations concerning the Ownership Limit, Special Shareholder Limit and Excess Shares and attributed ownership and related matters on as conservative a basis as the Board of Directors may deem advisable to minimize or eliminate uncertainty as to the Corporation's qualification or continued qualification as a REIT. In the case of ambiguities in the application of any of the provisions of this Paragraph 12, including any definition contained in Paragraph 12 hereof, the Board of Directors shall have the power to determine the application of the provisions of this Paragraph 12 with respect to any situations based on the facts known to it.

                  12.23. Application of Paragraph. Nothing contained in this Paragraph 12 or in any other provision here shall limit the authority of the Board of Directors to take any and all other action as it, in its sole discretion, deems necessary or advisable to protect the Corporation and the interests of its shareholders by maintaining the Corporation's eligibility to be, and preserving the Corporation's status as, a REIT under the Code.